Exhibit 99.1
Contact:
Hanif Jamal
Chief Financial Officer
Tel: 760-931-5500
Email: investors@dothill.com
Dot Hill Reports Third Quarter 2008 Results
Company achieves record revenue figures for the quarter and narrows loss
CARLSBAD, Calif. – November 6, 2008 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the third quarter ended September 30, 2008. Net revenue was $76.6 million (a record for the company’s quarterly net revenue), compared to $45.7 million for the third quarter of 2007, and $71.0 million for the second quarter of 2008. Included in the third quarter 2008 revenue figures is an accrued payment of $1.7 million from one of the company’s large OEM customers in consideration of Dot Hill price reductions.
Net revenue for the third quarter of 2008 was within the guidance range of $73 to $78 million that the company provided on August 8, 2008.
For the third quarter of 2008, net loss was $3.7 million, or $0.08 per fully diluted share and included a one-time legal settlement of $0.5 million of which approximately $0.3 million was included in cost of goods and $0.2 million was included in operating expenses. Also included in net loss was a $1.7 million accrued payment from one of the company’s large OEM customers in consideration for price reductions. The company had anticipated receiving this payment when it established guidance on August 8, 2008. This compares to a net loss of $4.1 million for the third quarter of 2007, or $0.09 per fully diluted share, and a second quarter 2008 net loss of $7.4 million, or $0.16 per fully diluted share.
On a non-GAAP basis, after excluding share-based compensation expense, severance costs and foreign currency adjustments, net loss for the third quarter of 2008 was $3.1 million, or $0.07 per share on a fully diluted basis and was within the $0.06 to $0.10 range that the company set on August 8, 2008.
Gross margin percentage for the third quarter of 2008 was 11.7 percent as compared to third quarter 2007 gross margin of 14.3 percent and second quarter 2008 gross margin of 10.2 percent. The gross margin percentage for third quarter of 2008 includes a $0.3 million legal settlement benefit and $1.7 million accrued payment from one of the company’s large OEM customers. The company attributes the decrease in gross margin percentage on a year-over-year basis primarily to a change in product and customer sales mix, as the company’s higher margin net revenue from Sun Microsystems has declined over the past year, while shipments of the company’s lower margin products to NetApp, Hewlett-Packard and other customers have increased. On a sequential basis, gross margin percentage increased despite the decline in net revenue from Sun Microsystems, primarily due to material cost reductions that the company realized during the quarter.
“We are pleased that we were able to meet our projections for the third quarter of 2008,” said Dana Kammersgard, president and chief executive officer, Dot Hill. “Despite challenging market conditions, we were able to achieve record net revenue which was an improvement of 8 percent sequentially and 68 percent year-over-year. Our focus has shifted from one of revenue diversification and top line growth to continued margin improvement and the attainment of sustainable profitability. We remain intensely focused in these areas and remain confident that we will return to profitability in the near term.”
Dot Hill exited the third quarter of 2008 with cash and cash equivalents of $56.5 million and a $0.9 million note payable associated with the purchase of intellectual property assets from Ciprico, Inc. This compares to the second quarter 2008 balance of cash and cash equivalents of $62.1 million, with no outstanding debt. The sequential decrease in cash and cash equivalents was due primarily to operating losses, increased working capital requirements associated with the ramp in the company’s business and a one-time cash payment of $2.25 million associated with the purchase of intellectual property assets from Ciprico, Inc.
“ I am pleased with the fact that we managed to lower overall inventory levels by almost $1 million quarter over quarter, despite a significant revenue ramp in our business,” said Hanif Jamal, senior vice president and chief financial officer at Dot Hill. “This was due in part to $3.3 million of higher than expected end of quarter inventory pulls from two of our larger OEM customers.”
The company is targeting fourth quarter 2008 net revenue in the range of $70 to $76 million and a net loss per fully diluted share in the range of $0.05 to $0.10 on a non-GAAP basis, which excludes share-based compensation expense, severance and restructuring charges and currency gains and losses. The company believes that the higher than expected end of quarter inventory pulls from two of its larger OEM customers could impact revenues for the fourth quarter of 2008 and has been contemplated in the established guidance.
Dot Hill’s third quarter 2008 financial results conference call is scheduled to take place on November 6, 2008 at 4:30 p.m. ET. Please join us for a live audio webcast at http://www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 888-204-4317 (U.S.) or 913-312-1269 (International) at least five minutes prior to the start of the call. A replay of the webcast will be available on the Dot Hill web site following the conference call. For a telephone replay, dial 888-203-1112 (U.S.) or 719-457-0820 (International) and enter passcode 4807034.
About Non-GAAP Financial Measures
This press release contains financial results that exclude the effects of stock-based compensation expense, severance costs, one-time legal settlement benefits and foreign currency adjustments and are not in accordance with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP financial measures provide meaningful supplemental information to both management and investors that are indicative of the company’s core operating results and facilitates comparison of operating results across reporting periods. The company used these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the company’s expected financial results in accordance with GAAP.

About Dot Hill
Delivering innovative technology and global support, Dot Hill empowers the OEM community to bring unique storage solutions to market, quickly, easily and cost-effectively. Offering high performance and industry-leading uptime, Dot Hill’s RAID technology is the foundation for best-in-class storage solutions offering enterprise-class security, availability and data protection. The company’s products are in use today by the world’s leading service and equipment providers, common carriers, advanced technology and telecommunications companies as well as government agencies. Dot Hill solutions are certified to meet rigorous industry standards and military specifications, as well as RoHS and WEEE international environmental standards. Headquartered in Carlsbad, Calif., Dot Hill has offices and/or representatives in China, Germany, Japan, United Kingdom and the United States. For more information, visit us at http://www.dothill.com.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s projected financial results for the fourth quarter of 2008; Dot Hill’s ability to achieve profitability; continued diversification of Dot Hill’s revenue stream; and continued margin improvement. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that actual financial results for the fourth quarter of 2008 may be different from the financial guidance provided in this press release; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the form 10-K and subsequent reports most recently filed with the Securities and Exchange Commission by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
NET REVENUE	$45,691	$76,641	$155,331	$200,494
COST OF GOODS SOLD	39,166	67,700	135,208	180,165

GROSS PROFIT	6,525	8,941	20,123	20,329

OPERATING EXPENSES:
Sales and marketing	3,677	2,990	11,456	10,909
Research and development	5,746	6,940	16,617	21,489
General and administrative	2,424	3,309	9,416	10,291
Legal settlement	—	(200)	—	(4,036)

Total operating expenses	11,847	13,039	37,489	38,653

OPERATING LOSS	(5,322)	(4,098)	(17,366)	(18,324)

OTHER INCOME:
Interest income, net	1,255	309	3,794	1,374
Other (expense) income, net	—	(19)	—	61

TOTAL OTHER INCOME, NET	1,255	290	3,794	1,435

LOSS BEFORE INCOME TAXES	(4,067)	(3,808)	(13,572)	(16,889)
INCOME TAX EXPENSE (BENEFIT)	56	(117)	255	281

NET LOSS	$(4,123)	$(3,691)	$(13,827)	$(17,170)

NET LOSS PER SHARE:
Basic and diluted	$(0.09)	$(0.08)	$(0.30)	$(0.37)

WEIGHTED AVERAGE SHARES USED TO CALCULATE NET LOSS PER SHARE:
Basic and diluted	45,717	46,223	45,451	46,078

COMPREHENSIVE LOSS:
Net loss	$(4,123)	$(3,691)	$(13,827)	$(17,170)
Foreign currency translation adjustments	(1,251)	(27)	(1,692)	(128)
Net unrealized gain on short-term investments	(2)	—	(2)	—

Comprehensive loss	$(5,376)	$(3,718)	$(15,521)	$(17,298)

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)

	December 31,	September 30,
	2007	2008
ASSETS
Current Assets:
Cash and cash equivalents	$82,358	$56,524
Accounts receivable, net of allowance of $302 and $312	32,445	48,213
Inventories	9,013	12,613
Prepaid expenses and other	3,968	3,938

Total current assets	127,784	121,288
Property and equipment, net	9,599	7,352
Intangible assets, net	2,280	5,607
Other assets	264	338

Total assets	$139,927	$134,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$28,472	$34,944
Accrued compensation	3,115	3,564
Accrued expenses	6,227	4,055
Deferred revenue	1,409	1,168
Short term note payable	—	248
Income taxes payable	143	348

Total current liabilities	39,366	44,327
Long term note payable	—	670
Other long-term liabilities	4,132	4,755

Total liabilities	43,498	49,752

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value, 10,000 shares authorized, no shares issued and outstanding at December 31, 2007 and September 30, 2008, respectively	—	—
Common stock, $.001 par value, 100,000 shares authorized, 45,781 and 46,308 shares issued and outstanding at December 31, 2007 and September 30, 2008, respectively	46	46
Additional paid-in capital	294,193	299,895
Accumulated other comprehensive loss	(3,100)	(3,228)
Accumulated deficit	(194,710)	(211,880)

Total stockholders’ equity	96,429	84,833

Total liabilities and stockholders’ equity	$139,927	$134,585

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
Cash Flows From Operating Activities:
Net loss	$(4,123)	$(3,691)	$(13,827)	$(17,170)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,609	1,394	5,031	4,385
Loss on disposal of property and equipment	47	—	213	57
Reduction in bad debt reserve	(4)	(33)	(45)	(153)
Issuance of warrant to customer	—	—	—	2,282
Share-based compensation expense	670	661	1,647	2,224
Changes in operating assets and liabilities:
Accounts receivable	8,718	(1,715)	10,887	(15,566)
Inventories	(1,820)	969	(2,646)	(3,578)
Prepaid expenses and other assets	(393)	489	332	(42)
Accounts payable	(5,252)	(660)	(9,076)	6,710
Accrued compensation and expenses	361	(594)	(2,644)	(2,042)
Deferred revenue	775	(23)	2,569	(251)
Income taxes payable	(4)	(139)	11	205
Other long-term liabilities	2,402	367	551	(147)

Net cash provided by (used in) operating activities	2,986	(2,975)	(6,997)	(23,086)

Cash Flows From Investing Activities:
Purchases of property and equipment	(1,862)	(638)	(3,776)	(1,503)
Purchase of intangible assets	—	(2,482)	—	(2,482)
Purchase of short-term investments	(5,425)	—	(5,425)	—

Net cash used in investing activities	(7,287)	(3,120)	(9,201)	(3,985)

Cash Flows From Financing Activities:
Proceeds from sale of stock to employees	459	447	967	912
Proceeds from exercise of stock options and warrants	29	86	163	284

Net cash provided by financing activities	488	533	1,130	1,196

Effect of Exchange Rate Changes on Cash	154	4	143	41

Net Decrease in Cash and Cash Equivalents	(3,659)	(5,558)	(14,925)	(25,834)
Cash and Cash Equivalents, beginning of period	88,397	62,082	99,663	82,358

Cash and Cash Equivalents, end of period	$84,738	$56,524	$84,738	$56,524

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$—	$—	$—	$—

Cash paid for income taxes	$45	$22	$217	$78

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Construction in progress costs incurred but not paid	$414	$261	$768	$108

Promissory note for intangible assets purchase	$—	$918	$—	$918

Contingent payment for intangible assets purchase	$—	$1,070	$—	$1,070

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
UNAUDITED RECONCILIATION TABLE OF NON-GAAP MEASURES
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
Net loss	$(4,123)	$(3,691)	$(13,827)	$(17,170)
Effect of currency gain	(1,318)	(141)	(1,575)	(185)
Effect of share-based compensation	670	660	1,648	2,223
Effect of issuance of warrant to customer	—	—	—	2,282
Effect of legal settlement	—	—	—	(3,836)
Effect of severance costs	49	24	107	533

Net loss as adjusted	$(4,722)	$(3,148)	$(13,647)	$(16,153)

Net loss per share:
Basic and diluted	$(0.10)	$(0.07)	$(0.30)	$(0.35)

Weighted average shares used to calculate net loss per share:
Basic and diluted	45,717	46,223	45,451	46,078

Net revenue	$45,691	$76,641	$155,331	$200,494
Effect of issuance of warrant to customer	—	—	—	2,282

Net revenue as adjusted	$45,691	$76,641	$155,331	$202,776

Gross profit	$6,525	$8,941	$20,123	$20,329
Effect of issuance of warrant to customer	—	—	—	2,282
Effect of share-based compensation	83	100	242	296
Effect of severance costs	19	22	19	183

Gross profit as adjusted	$6,627	$9,063	$20,384	$23,090